Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Technology Research Corporation:

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Technology Research Corporation for the year ended March 31, 2010 of our report dated June 7, 2010 included in its Registration Statement on Form S-8 (File No. 333-62397, effective September 25, 1995, File No. 333-62379, effective September 25, 1995, File No. 333-96975, effective July 23, 2002, File No. 333-110825, effective November 26, 2003, File No. 333-131633, effective February 7, 2006, File No. 333-132006, effective February 23, 2006, File No. 333-158351, effective April 1, 2009) relating to the consolidated financial statements and consolidated financial statement schedule for the year ended March 31, 2010 listed in the accompanying index.

/s/ Kirkland, Russ, Murphy & Tapp, P.A.
Clearwater, Florida
June 7, 2010